CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00429

Artist:	Adrian Ghenie	(the "**Work**")
Title:	Self-Portrait	
Medium:	Oil on canvas, mounted on wood	
Size:	19.69 x 13 in. (50 x 33 cm.)	
Date:	2017	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 20th day of March, 2024 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described above (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Seven Hundred Fifty-Five Thousand U.S. Dollars (USD $755,000) (the "***Purchase Price***"). The full Purchase Price shall be paid on or before 18 July 2024.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Agent's or Buyer's ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

2.3 In the event that payment of the Purchase Price is not made in full by close of business in New York on 22 July 2024, then upon written notice from the Seller, a late charge will be assessed at a rate equal to seven percent (7%) per annum on the entire amount the Purchase Price that remains unpaid until such payment is made.

2.4 In the event that the Purchase Price remains unpaid as of 16 September 2024, Seller is unilaterally entitled to withdraw from the contract upon five (5) business days written notice without penalty to either party (or continue to accrue interest in accordance with Section 2.3. This one-time termination right will expire on 23 September 2024.

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this

Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. To the best of Seller's knowledge, the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date, and shall be upon inspection of the Work by Buyer as defined in Section 4 below and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the "***Condition Report***").

3.1.7. To the best of Seller's knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirms that Seller (as the sole Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2 Agent and Buyer, jointly and severally, represent and warrant that they have the authority to enter into this Purchase Agreement, and that the Purchase Price funds have not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Furthermore, Agent and Buyer confirm that neither, nor their individual owners, officers or directors are not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.3. The parties do hereby agree to indemnify, defend and hold each other free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against the other party as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against the other party arising by reason of, or in connection with, the breach or alleged material breach by the indemnifying party from a third-party claim made in good faith and in writing of any provision of this Purchase Agreement, or the actual or alleged material breach of any representation or warranty by the indemnifying contained in this Purchase Agreement.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location (as defined in Section 5.1 below) on February 23rd, 2024. Buyer shall be entitled to inspect the Work one additional time prior to the Closing Date while the work remains at the Storage Location to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work in [***] (the "***Storage Location***").

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the work is handed over to the Buyer or its Agent at the place of storage for transportation to Delivery Location at Buyer's risk. Any damage to the Work meanwhile must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) handover of the Work for shipment to Buyer or Agent and release of the Work from the Storage Location. An optional third inspection of the Work in the U.S. is outside of any Seller's liability. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

7. CLOSING DATE, TITLE.

7.1. For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the "**Closing**" shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer.

7.2 Until Closing Date, all property rights remain with Seller. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale.

8. DELIVERY AND EXPENSES.

8.1 Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the "***Delivery Location***").

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, and shipping the Work from its Storage location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work. Agent or Buyer shall pay for insurance of the Work during shipment and transportation, be responsible for arranging the crating, packing, and shipping of the Work and shall be responsible for all costs once the Work arrives at the Delivery Location

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any good-faith claim by any such agent or advisor for commissions relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3 For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

BUYER:

MASTERWORKS CAYMAN, SPC, for and on behalf of the Gallery Segregated Portfolio

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

[***]

Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC,
acting on behalf of its Gallery Segregated Portfolio

225 Liberty Street, 29th Floor, New York, NY 10281

[***], 20th March 2024

Invoice 20.03.2024.
Art Purchase Agreement, Contract Number PA00429

Artist:	Adrian Ghenie
Title:	Self-Portrait
Medium:	Oil on canvas, mounted on wood
Size:	19.69 x 13 in. (50 x 33 cm.)
Date:	2017

Purchase Price: USD $755,000 (Seven Hundred Fifty-Five Thousand U.S. Dollars)

The full Purchase Price shall be paid on or before **18 July 2024**.

Seller's Bank account:

[***]
IBAN: [***]
BIC: [***]

Seller shall arrange for the work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport.

Delivery Address: Delaware Freeport, 315 Ruthar Drive, Newark, Delaware 19711.

Kind regards,
[***]

EXHIBIT C

BILL OF SALE

Dated: _______________, 2024

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Adrian Ghenie	(the "Work")
Title:	Self-Portrait	
Medium:	Oil on canvas, mounted on wood	
Size:	19.69 x 13 in. (50 x 33 cm.)	
Date:	2017	

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	USD $755,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00429 by and between Seller and Masterworks Gallery, LLC dated March 20, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____
BY: [***]